Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

Solitario Resources Corporation
(Exact Name of Registrant as Specified in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1285791 (I.R.S. Employer Identification Number)

Solitario Resources Corporation
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033
(303) 534-1030
 (Address of Principal Executive Offices)
____________________

The Solitario Resources Corporation 2006 Stock Option Incentive Plan (as amended)
(Full Title of the Plan)
____________________

CT Corporation
1675 Broadway, Suite 1200
Denver, Colorado 80202
(303) 829-2500
(Name address and telephone number, including area code, of Agent for Service)
____________________

Copies to

Clifford R. Pearl Esq.
Solomon Pearl Blum Heymann & Stich LLP
1801 Broadway, Suite 500
Denver, Colorado 80202
Telephone (303) 832-6686
Facsimile (303) 832-6653
____________________

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, subject to outstanding stock options under the 2006 Stock Option Plan	___2,197,000	$_3.19 (2)	$___7,019,000	$__215.48
Common Stock, par value $0.01 per share, available for future grants under the 2006 Stock Option Plan	____585,500	$_4.42 (3)	$____2,588,000	$___79.45
Total	___2,782,500		$____9,607,000	$__294.93
(1)

Pursuant to Rules 416(a) and (b) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2006 Stock Option Plan as set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's Common Stock.  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, the maximum offering price per share with respect to shares being registered hereunder that have already been allocated to options granted under the 2006 Stock Option Plan, the fee is calculated on the basis of the weighted average price in Canadian dollars at which such options may be exercised. For purposes of calculating this amount in U.S. dollars, Solitario used a conversion ratio of 0.97215 as of September 17, 2007.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. With respect to options to purchase shares that have not yet been granted, the fee is calculated on the basis of the average of the high and low prices of the Registrant's common stock in Canadian Dollars on September 17, 2007, as reported on the Toronto Stock Exchange. For purposes of calculating this amount in U.S. dollars, Solitario used a conversion ratio of 0.97215 as of September 17, 2007.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8.  The document containing the information specified in Part I of this Registration Statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act.  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

  PART II

NFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Solitario Resources Corporation (the "Registrant") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Commission.  The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:
1.	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on February 28, 2007.
2.	The Registrant's Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007, filed with the Commission on May 9, 2007 and August 1, 2007, respectively.
3.	The Registrant's Current Report on Form 8-K, filed with the Commission on March 16, 2007.
4.

The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on August 9, 2006, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Board of Directors are entitled to determine the terms of such indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of the authorization of indemnification contained in our Articles of Incorporation shall not adversely affect any right of a Director of Solitario thereunder with respect to any right to indemnification that arises prior to such amendment.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Numbers	Description
4.1

Solitario Resources Corporation 2006 Stock Option Incentive Plan (as amended) (incorporated herein by reference to Appendix A to the Registrant's Definitive Proxy Statement filed with the Commission on April 30, 2007)

5.1	Opinion of Solomon Pearl Blum Heymann & Stich LLP
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2	Consent of Solomon Pearl Blum Heymann & Stich LLP is contained in its opinion, filed as Exhibit 5.1.
24.1	Power of Attorney (included on signature page)

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Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 20th day of September, 2007.

SOLITARIO RESOURCES CORPORATION

By:	/s/ Christopher E. Herald
Christopher E. Herald President and Chief Executive Officer

By:	/s/ James R. Maronick
James R. Maronick Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher E. Herald and James R. Maronick, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE

/s/ Christopher E. Herald	President and Chief Executive Officer, Director	September 19, 2007
Christopher E. Herald	(Principal Executive Officer)

/s/ James R. Maronick	Chief Financial Officer	September 19, 2007
James R. Maronick	(Principal Financial Officer)

/s/ Walter Hunt	Vice President	September 19, 2007
Walter Hunt

/s/ Steven A. Webster	Chairman of the Board, Director	September 19, 2007
Steven A. Webster

/s/ Mark E. Jones, III	Vice-Chairman of the Board, Director	September 19, 2007
Mark E. Jones, III

/s/ John Hainey	Director	September 19, 2007
John Hainey

/s/ Leonard Harris	Director	September 19, 2007
Leonard Harris

/s/ Brian Labadie	Director	September 19, 2007
Brian Labadie

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EXHIBIT INDEX

Exhibit Numbers	Description
Exhibit Numbers	Description
4.1

Solitario Resources Corporation 2006 Stock Option Incentive Plan (as amended) (incorporated herein by reference to Appendix A to the Registrant's Definitive Proxy Statement filed with the Commission on April 30, 2007)

5.1	Opinion of Solomon Pearl Blum Heymann & Stich LLP
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2	Consent of Solomon Pearl Blum Heymann & Stich LLP is contained in its opinion, filed as Exhibit 5.1.
24.1	Power of Attorney (included on signature page)